Exhibit (a)(5)(vi)

Cannae Holdings, Inc. Announces Final Results

of Modified Dutch Auction Tender Offer

Las Vegas, April 4, 2024 - Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced the final results of its modified “Dutch auction” tender offer (the “Offer”) to purchase up to $200 million in aggregate purchase price of its outstanding shares of common stock, par value $0.0001 per share (each, a “Share”), at a single per-Share price not greater than $23.75 nor less than $20.75 per Share. The Offer expired at 12:00 midnight, New York City time, at the end of the day on April 1, 2024.

Based on the final count by Continental Stock Transfer & Trust Company, the depositary for the tender offer (the “Depositary”), a total of 9,672,540 Shares were properly tendered and not properly withdrawn at or below a purchase price of $22.95 per Share.

In accordance with the terms and conditions of the tender offer, the Company accepted for purchase an aggregate of 9,672,540 Shares, representing approximately 13.4% of the Shares issued and outstanding as of April 1, 2024, at a purchase price of $22.95 per Share, for an aggregate cost of approximately $222.0 million, excluding fees and expenses related to the tender offer. Included in the 9,672,540 Shares Cannae expects to accept for purchase in the Offer are 957,943 Shares that Cannae has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Shares. As the Company accepted for purchase all of the Shares which were properly tendered and not properly withdrawn at a price at or below $22.95 there is no proration factor. The Depositary has paid for all of the Shares accepted for purchase on April 4, 2024.

J.P. Morgan Securities LLC acted as dealer manager and D. F. King & Co., Inc. acted as the information agent for the Offer. Holders of the Shares who have questions or would like additional information about the Offer, should contact D.F. King & Co., Inc. at (866) 406-2284 (toll-free) or (212) 257-2468 (banks and brokers).

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses.

Forward-Looking Statements and Risk Factors

This press release, and any related oral statements contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: risks associated with our investment in JANA; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflict between Russia and Ukraine; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Forms 10-Q, Form 10-K and our other filings with the Securities and Exchange Commission.

Contacts

Jamie Lillis

Managing Director, Solebury Strategic Communications

(203) 428-3223

jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.